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                                                              Exhibit 23.3

                 Consent of Certified Public Accountants

To: Breed Technologies, Inc.

We consent to the inclusion of our audit report dated 25 July 1997 on the combined and consolidated financial statements of the Momo group as of and for the year ended 30 June 1997 in the Registration Statement on Form S-3 and related prospectus of Breed Technologies, Inc. (the "Company"), BTI Capital Trust (the "Trust", and together with the Company, the "Registrants") for the registration of the Registrants' Subordinated Debt Securities and Guaranteed Preferred Securities, and the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG S.p.A.

KPMG S.p.A.

Milan, Italy

5 March 1999